One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

March 12, 2012

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated March 12, 2012 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-165784 (the “Registration Statement”), filed by NeuroMetrix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of an aggregate of 138,763 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”). The Shares are being issued in connection with the redemption of certain warrants to purchase shares of Common Stock (the “Warrants”) issued by the Company pursuant to Securities Purchase Agreements dated as of September 8, 2009 (the “Purchase Agreements”).  The Shares also include share purchase rights (the “Share Purchase Rights”) under the Company’s Shareholder Rights Agreement dated March 7, 2007, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Shareholder Rights Agreement”) that may be issued at a future date in accordance with the terms of the Shareholder Rights Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the Shareholder Rights Agreement; the Warrants; the Purchase Agreements; the minutes of all pertinent meetings of the directors of the Company relating to the Registration Statement and the Prospectus Supplement; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; the Registration Statement and the exhibits thereto; and the Prospectus Supplement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Shares, when issued and delivered by the Company pursuant to the terms of the Warrants will be validly issued, fully paid and non-assessable shares of the Common Stock; and (ii) the Share Purchase Rights will be duly and validly issued.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

March 12, 2012

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Shareholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Shareholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion thereby into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.